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Exhibit 99(c)

January 5, 1998
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CLEVELAND, OHIO... Eaton Corporation (NYSE:ETN) today said it has concluded the sale of the company's worldwide axle and brake business to Dana Corporation (NYSE:DCN) for $287 million.

On July 9, 1997, the two companies announced the signing of definitive agreements whereby Eaton would purchase Dana's worldwide clutch business for $180 million, and Dana would purchase Eaton's Axle and Brake business for $287 million. Eaton concluded the purchase of the clutch business, which has sales of about $200 million and consists of 675 employees at nine locations in five countries, on August 31, 1997. Both transactions were for cash.

Prior to the sale, Eaton's worldwide Axle and Brake Operations had 3,400 employees at nine facilities in five countries, and annualized sales of more than $600 million.

At the time of the original announcement, Eaton chairman, Stephen R. Hardis, said, "We view this transaction as one of the most strategic repositioning moves made by the company in its recent history, and a reflection of our commitment to the trucking industry."

With the sale completed, Eaton will exclusively represent, on a worldwide basis, a complete range of heavy-duty (class 8) drivetrain products to North American original equipment manufacturers. This will include Eaton's market-leading, heavy-duty transmission business, its new clutch business, and heavy-duty axles and brakes, which it will market under an agreement with Dana that was part of the original transaction. Both Eaton and Dana independently will continue to manufacture and sell medium-duty transmissions.

"As a result of this transaction, in combination with our recently announced Truck Component Operations--Worldwide reorganization, Eaton will now be better able to respond to the demand by its global customers for enhanced drivetrain solutions," Hardis said.

Eaton's transmission business was not affected by the transaction, and Dana will continue to market a complete line of medium duty axle and brake products, as well as medium- and heavy-duty driveshafts worldwide.

Eaton Corporation, headquartered in Cleveland, Ohio, is a global manufacturer of highly engineered products which serve industrial, vehicle, construction, commercial and semiconductor markets. Principal products include electrical power distribution and control equipment, truck components and drivetrain systems, engine components, hydraulic products, ion implanters and a wide variety of controls. As a result of today's action, Eaton now has 48,000 employees and 145 manufacturing sites in 28 countries around the world. Sales for 1996 were $7 billion.


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